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                   [NEW ENGLAND FINANCIAL LOGO APPEARS HERE]

                             NEW ENGLAND FINANCIAL
                             ---------------------
                                   ANNUITIES

July, 2000

TO OUR VARIABLE CONTRACTOWNERS/POLICYHOLDERS:

Enclosed please find a copy of the New England Zenith Fund Information Statement that describes a new subadvisory change to the Balanced Series. On March 13, 2000, the Board of Trustees of the New England Zenith Fund approved a new subadvisory agreement between New England Investment Management and Wellington Management Company, LLC, which took effect as of May 1, 2000.

Under this new subadvisory agreement, Wellington Management Company, LLP became the new subadviser to the Balanced Series, succeeding Loomis, Sayles & Company, L.P. and will assume responsibility for the day-to-day management of the Balanced Series. Effective May 1, 2000 the name of the Series changed to "Balanced Series".

Please refer to the enclosed Information Statement for more detailed information. If you have any questions on your Variable Life policy, please contact the Client TeleService Center at 1-800-388-4000. If you have questions on your Variable Annuity contract, please call the Customer Service Team at 1-800-435-4117.

Sincerely,

/s/ Paul LeClair                         /s/ Peter T. Joyce, Jr.

Paul LeClair, FSA                        Peter T. Joyce, Jr.
Variable Life Product Manager            Vice President


                               [NEF "wave" logo]
                              501 BOYLSTON STREET
                               [NEF "wave" logo]
                             BOSTON, MASSACHUSETTS
                               [NEF "wave" logo]
                                 T 617-578-2000

                 New England Life Insurance Company, Boston, MA

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